Exhibit 99.1

Marine Products Corporation Announces Leadership Transition

ATLANTA, May 17, 2022 – Marine Products Corporation (NYSE: MPX) today announced several changes within its senior leadership team and among its Board of Directors. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, and SSi and SSX outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

The following changes to Marine Products’ Executive Officers and Board of Directors are effective immediately:

•	The transition of Richard A. Hubbell, President and Chief Executive Officer, to Executive Chairman of the Board of Directors;
•	The relinquishment by Gary W. Rollins of his position as Marine Products Corporation’s Non-Executive Chairman of the Board, while continuing as a Company Director;
•	The promotion of Ben M. Palmer, Chief Financial Officer, to President and Chief Executive Officer, and his election by the Board as a Class I Director;
•	The appointment of Michael L. Schmit to Chief Financial Officer and Corporate Secretary.

“Our announcement today is consistent with our history of management continuity,” stated Richard A. Hubbell, Executive Chairman. “I am pleased to continue my long association with Marine Products Corporation and our Board as we continue our more than 56-year history of producing outstanding recreational boats with broad consumer appeal and dominant market share. I also express my complete confidence in Ben as he takes on this new position.”

“I am excited to assume this new role at Marine Products Corporation,” stated Ben M. Palmer, President and Chief Executive Officer. “Our tenured operational management team will continue to operate our two brands and generate strong financial results. The leadership team will leverage our deep industry knowledge to pursue strategic growth opportunities and continue the long-term strategy of generating peer-leading shareholder returns. We are also pleased to welcome Mike Schmit to our senior leadership team. Mike has a great deal of successful finance and accounting experience in several multi-national manufacturing companies, including public company, business combination integration and financial management experience. I am confident that this experience will serve him well in this role at Marine Products Corporation.”

Marine Products Corporation Announces Leadership Transition

MANAGEMENT PROFILES

Richard A. Hubbell previously served as President and Chief Executive Officer of Marine Products Corporation since its formation in 2001. He has also served as a Director of Marine Products Corporation. Mr. Hubbell is currently the Executive Chairman of the Board of RPC, Inc., and previously served as President of RPC, Inc. from 1987 to 2022 and CEO from 2005 to 2022. Previously, Mr. Hubbell served as the Executive Vice President of Rollins Communications, Inc.

Ben M. Palmer previously served as Chief Financial Officer of Marine Products Corporation since its formation in 2001 and as Corporate Secretary since 2018. Mr. Palmer is currently the President and Chief Executive Officer, and a Director of RPC, Inc. He previously served as Chief Financial Officer of RPC, Inc. from 1996 to 2022 and as Corporate Secretary from 2018 to 2022. Prior to this, Ben held several positions in financial management and public accounting.

Michael L. Schmit joins Marine Products Corporation from SWM International, where he served as Chief Accounting Officer and Corporate Controller. Prior to that, he served as the Chief Accounting Officer and Corporate Controller of Chart Industries. Earlier in his career, Mike worked for other public companies and in public accounting, both in the U.S. and Australia. Mike holds a CPA certification as well as several other related professional designations. Effective today, he is also the Chief Financial Officer and Corporate Secretary of RPC, Inc.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, belief that we will continue to manufacture products with broad consumer appeal and dominant market share, and that our two brands will continue to generate strong financial results. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2021, including the “Risk Factors” discussion contained therein.

For information contact:

BEN M. PALMER	JIM LANDERS
President and Chief Executive Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com